Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genpact Limited:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 01, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, contains an explanatory paragraph that states that Genpact Limited acquired Enquero Inc. and certain affiliated entities, and SomethingDigital.Com LLC, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, Enquero Inc. ‘s and certain affiliated entities’, and Something Digital.Com LLC’s internal control over financial reporting associated with total assets of $230,184 thousand (of which $197,394 thousand represents goodwill and intangible assets within the scope of the assessment) and total net revenues of $3,933 thousand included in the consolidated financial statements of the Company as of and for the year ended December 31, 2020. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Enquero Inc. and certain affiliated entities and SomethingDigital.Com LLC.

/s/ KPMG Assurance and Consulting Services LLP

Gurugram, Haryana, India

March 23, 2021